Item 77I - 	Deutsche CROCI(r) Sector
Opportunities Fund and Deutsche
Health and Wellness Fund (each, a
series of Deutsche Securities Trust)
Class T shares for Deutsche CROCI(r) Sector
Opportunities Fund became effective on March 16,
2017. Class T shares for Deutsche Health and Wellness
Fund became effective on March 31, 2017. Class T shares are only available through certain financial intermediaries and are sold with a front-end sales load but no deferred sales charge when shares are sold.
As of July 24, 2017, Class T shares were not available for purchase for Deutsche CROCI(r) Sector Opportunities
Fund and Deutsche Health and Wellness Fund.